KIRKLAND’S REPORTS THIRD QUARTER 2017 RESULTS

NASHVILLE, Tenn. (November 21, 2017) — Kirkland’s, Inc. (NASDAQ: KIRK) today reported financial results for the 13-week and 39-week periods ended October 28, 2017.
Net sales for the 13 weeks ended October 28, 2017 increased 4.9% to $145.0 million compared with $138.2 million for the 13 weeks ended October 29, 2016. Comparable store sales, including e-commerce sales, increased 0.7% compared with a decrease of 2.3% in the prior-year quarter. Excluding the impact of Hurricanes Harvey and Irma during the quarter, comparable store sales increased 2.0%. Kirkland’s opened 10 stores and closed one during the quarter, bringing the total number of stores to 415 at quarter end.
Net sales for the 39 weeks ended October 28, 2017 increased 4.7% to $409.5 million compared with $391.2 million for the 39 weeks ended October 29, 2016. Comparable store sales, including e-commerce sales, decreased 0.6% compared with a decrease of 2.0% in the prior-year period. Kirkland’s opened 26 stores and closed 15 during the 39-week period ended October 28, 2017.
For the 13 weeks ended October 28, 2017, the Company reported a net loss of $2.4 million, or ($0.15) per diluted share compared with a net loss of $0.8 million, or ($0.05) per diluted share, for the 13 weeks ended October 29, 2016. The total estimated earnings impact of Hurricanes Harvey and Irma, including lost sales and property losses, was ($0.05) per diluted share for the quarter.
For the 39 weeks ended October 28, 2017, the Company reported a net loss of $7.6 million, or ($0.48) per diluted share compared with a net loss of $3.5 million, or ($0.22) per diluted share, for the 39 weeks ended October 29, 2016.
“We’re pleased with our third quarter performance given the significant challenges we faced,” said Mike Madden, Chief Executive Officer. “Initiatives to control SKUs, optimize promotional activity and rework targeted areas of our assortment are driving positive results, and we achieved a gain in comparable store sales despite disruptions from Hurricanes Harvey and Irma. The e-commerce channel continued its strong momentum, with sales at kirklands.com up approximately 40% as we focus on improving the omni-channel experience, the online assortment and our fulfillment operation.”
“We’re confident about our prospects for the fourth quarter. We are off to a strong start, with our holiday seasonal assortment performing exceptionally well and our marketing and promotional efforts gaining traction. We have a solid plan in place for the holiday season, with a number of initiatives in place to engage and delight our customers.”
Fiscal 2017 Outlook
Including the impact of the hurricanes, Kirkland’s is updating its outlook for fiscal 2017 as follows:

Store Growth:	For the 53-week period ending February 3, 2018 (“fiscal 2017”), the Company now expects to achieve approximately 5% square footage growth with 31 new store openings and 16 store closings.

Sales:
The Company expects total sales for fiscal 2017 to be at the high end of its previously issued annual guidance of an increase of 6% to 8% compared with fiscal 2016. This level of sales growth reflects the additional week in the retail calendar for fiscal 2017, which is not anticipated to have a material effect on annual earnings. This level of sales performance implies a comparable store sales increase in the range of 0% to 2% for the full year versus prior guidance of slightly negative to slightly positive.

Earnings:
The Company expects fiscal 2017 diluted earnings per share to be in the range of $0.50 to $0.60, including the impact of the hurricanes. The full year earnings projection assumes a tax rate of approximately 41% versus prior guidance of 38% due to a change in accounting for stock compensation.

Cash Flow:
Capital expenditures in fiscal 2017, which are driven primarily by new store openings and continued investments in the supply chain and omni-channel capabilities, are estimated to range between $27 million and $29 million compared with $32 million in fiscal 2016. The increase in capital expenditures from prior guidance reflects a higher store count and rebuilding costs from hurricane-damaged stores.

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This updated performance outlook is based on current information as of November 21, 2017. The information on which this outlook is based is subject to change, and the Company may update its full year business outlook or any portion thereof at any time for any reason.
Investor Conference Call and Web Simulcast
Kirkland’s will issue its earnings release for the third quarter of 2017 before the market opens on Tuesday, November 21, 2017, and will host a conference call on the same day at 11:00 a.m. ET. The number to call for the interactive teleconference is (412) 542-4163. A replay of the conference call will be available through Tuesday, November 28, 2017, by dialing (412) 317-0088 and entering the confirmation number, 10114218.
A live webcast of Kirkland’s quarterly conference call will be available online on the Company’s Investor Relations Page on November 21, 2017, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue for one year.
About Kirkland’s, Inc.
Kirkland’s, Inc. was founded in 1966 and is a specialty retailer of home décor in the United States. Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 418 stores in 36 states as well as an e-Commerce enabled website, www.kirklands.com.  The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products.  The Company’s stores also offer an extensive assortment of gifts, as well as seasonal merchandise.  More information can be found at www.kirklands.com.
Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, possibility of new tax legislation, fluctuations in cost and availability of products, interruptions in supply chain and distribution systems, adverse weather conditions, the ability to control employment, and other operating costs, availability of suitable retail locations and other growth opportunities, disruptions in information technology systems including the potential for security breaches of Kirkland’s or its customers’ information, seasonal fluctuations in consumer spending, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on March 31, 2017 and subsequent reports. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	13-Week Period Ended	13-Week Period Ended
	October 28, 2017	October 29, 2016
Net sales	$144,979	$138,240
Cost of sales	94,441	87,762
Gross profit	50,538	50,478
Operating expenses:
Operating expenses	47,499	45,651
Depreciation	6,806	6,435
Operating loss	(3,767)	(1,608)
Other (income) expense, net	(160)	6
Loss before income taxes	(3,607)	(1,614)
Income tax benefit	(1,245)	(768)
Net loss	$(2,362)	$(846)
Loss per share:
Basic	$(0.15)	$(0.05)
Diluted	$(0.15)	$(0.05)
Shares used to calculate loss per share:
Basic	16,013	15,897
Diluted	16,013	15,897

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KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	39-Week Period Ended	39-Week Period Ended
	October 28, 2017	October 29, 2016
Net sales	$409,503	$391,168
Cost of sales	266,346	248,880
Gross profit	143,157	142,288
Operating expenses:
Operating expenses	135,057	129,564
Depreciation	19,841	18,703
Operating loss	(11,741)	(5,979)
Other (income) expense, net	(253)	34
Loss before income taxes	(11,488)	(6,013)
Income tax benefit	(3,919)	(2,516)
Net loss	$(7,569)	$(3,497)
Loss per share:
Basic	$(0.48)	$(0.22)
Diluted	$(0.48)	$(0.22)
Shares used to calculate loss per share:
Basic	15,932	15,844
Diluted	15,932	15,844

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KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)

	October 28, 2017	January 28, 2017	October 29, 2016
ASSETS
Current assets:
Cash and cash equivalents	$27,885	$63,937	$28,260
Inventories, net	107,322	75,447	99,989
Other current assets	23,063	13,656	19,503
Total current assets	158,270	153,040	147,752
Property and equipment, net	115,127	110,870	113,933
Non-current deferred income taxes	968	1,198	—
Other assets	6,552	5,038	3,135
Total assets	$280,917	$270,146	$264,820

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$51,701	$37,898	$52,676
Income taxes payable	—	6,273	—
Other current liabilities	34,699	30,270	29,711
Total current liabilities	86,400	74,441	82,387
Non-current deferred income taxes	2,561	479	1,689
Deferred rent and other long-term liabilities	64,112	61,413	62,193
Total liabilities	153,073	136,333	146,269
Net shareholders' equity	127,844	133,813	118,551
Total liabilities and shareholders’ equity	$280,917	$270,146	$264,820

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KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)

	39-Week Period Ended	39-Week Period Ended
	October 28, 2017	October 29, 2016
Net cash (used in) provided by:
Operating activities	$(12,269)	$12,223
Investing activities	(23,617)	(28,065)
Financing activities	(166)	(250)
Cash and cash equivalents:
Net decrease	(36,052)	(16,092)
Beginning of the period	63,937	44,352
End of the period	$27,885	$28,260

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